NON-QUALIFIED STOCK OPTION AGREEMENT

            THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made by and between Brazil Minerals, Inc., a Nevada corporation (the “Corporation”), and ______________ (the “Optionee”).

NOW, THEREFORE, in consideration of the mutual benefit to be derived herefrom, the Corporation and Optionee agree as follows:

            1.         Grant of Option. The Corporation hereby grants to Optionee, subject to all the terms and provisions of the Brazil Minerals, Inc. 2013 Stock Incentive Plan, as such Plan may be hereinafter amended, a copy of which is attached hereto and incorporated herein by this reference (the “Plan”), the right, privilege and option (“Option”) to purchase ___________ (________) shares of its common stock (“Stock”) at $.01 per share, in the manner and subject to the conditions provided hereinafter and in the Plan and any amendments thereto and any rules and regulations thereunder.

            2.         Time of Exercise of Option.   Options to purchase all _____________ shares of Stock shall be immediately and fully vested on grant. Any exercise may be with respect to any part or all of the shares then exercisable pursuant to this Option. Except as otherwise provided in the Plan, this Option must be exercised within five (5) years after the date of the grant.  In no event shall the Corporation be required to transfer fractional shares to Optionee or those entitled to Optionee's rights herein.

            3.         Method of Exercise.   (a) The Option shall be exercised by payment of the Option Exercise Price in cash by the Optionee or by cashless exercise as provided in Section 3(b), unless another form of payment is authorized by the Committee.  In the event of payment of the Option exercise price by check, the Option shall not be considered exercised until receipt of cleared funds by the Corporation upon deposit of the check.

                        (b) The Optionee may elect to receive shares of Common Stock equal to the value of the entire unexercised portion of the option determined in the manner described below (or any portion of the Option remaining unexercised) upon delivery of  Notice of Cashless Exercise Form annexed hereto duly executed.  In such event the Corporation shall issue to the optionee a number of shares of the Corporation's Common Stock computed using the following formula:

X = Y (A-B)

A

Where X =      the number of shares of Common Stock to be issued to the Optionee.

Y =      the number of shares of Common Stock purchasable under this option for which the Optionee elects a cashless exercise.

A =      the Market Value of the Corporation's Common Stock on the business day immediately preceding the day on which the Notice of Cashless Exercise is received by the Corporation.

B =       $.01 (as adjusted to the date of such calculation).

                                  (c) For purposes of this Agreement, the Market Value of a share of Common Stock on any date shall be equal to (i) the closing bid price per share as published by a national securities exchange on which shares of Common Stock (or other units of the security) are traded (an "Exchange") on such date or, if there is no bid for Common Stock on such date, the bid price on such Exchange at the close of trading on the next earlier date or, (ii) if shares of Common Stock are not listed on a national securities exchange on such date, the closing bid price per share as published on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") National Market System if the shares are quoted on such system on such date, or (iii) the closing bid price in the over‑the‑counter market at the close of trading on such date if the shares are not traded on an Exchange or listed on the NASDAQ National Market System, or (iv) if the Common Stock is not traded on a national securities exchange or in the over‑the‑counter market, the fair market value of a share of Common Stock on such date as determined in good faith by the Board of Directors. If the optionee disagrees with the determination of the Market Value of any securities of the Corporation determined by the Board of Directors under Section 3(c)(iv), the Market Value of such securities shall be determined by an independent appraiser acceptable to the Corporation and the optionee (or, if they cannot agree on such an appraiser, by an independent appraiser selected by each of them, and Market Value shall be the median of the appraisals made by such appraisers).  If there is one appraiser, the cost of the appraisal shall be shared equally between the Corporation and the optionee.  If there are two appraisers, each the Corporation and the optionee shall pay for its own appraisal.

            4.         Restrictions on Exercise and Delivery.  The exercise of each Option shall be subject to the condition that, if at any time the Board of Directors or Committee administering the Plan (the “Committee”) shall determine, in its sole and absolute discretion,

                        (a)    the satisfaction of any withholding tax or other withholding liabilities, is necessary as a condition of, or in connection with, such exercise or the delivery or purchase of Stock pursuant thereto,

                        (b)    the listing, registration, or qualification of any shares deliverable upon such exercise is necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, or

                        (c)    the consent or approval of any regulatory body is necessary as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Optionee shall execute such documents and take such other actions as are required by the Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Corporation nor any officer or director, or member of the Committee, shall have any liability with respect to the non-issuance or failure to sell shares as the result of any suspensions of exercisability imposed pursuant to this Section.

            5.         Termination of Option.           Except as otherwise provided in this Agreement or the Plan, to the extent not previously exercised, the Option shall terminate upon the first to occur of any of the following events:

                        (a)        the dissolution or liquidation of the Corporation;

                        (b)        except in the case of death of the Optionee, the expiration of five years from the date of the grant of  the Option hereunder;

                        (c)        the breach by Optionee of any provision of this Agreement;

                        (d)       one year after the Optionee’s death; provided, however, that any option that has not vested in the Optionee as of the date of death shall immediately expire and shall be null and void; or

                        (e)        one year after the Optionee shall cease to be an officer or director of the Corporation.

            6.         Nonassignability.        Options may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of Optionee only by Optionee. Any transfer by Optionee of any Option granted under the Plan or this Agreement shall void such Option and the Corporation shall have no further obligation with respect to such Option. No Option shall be pledged or hypothecated in any way, nor shall any Option be subject to execution, attachment or similar process.

            7.         Representation Letter.            Upon the grant of the Option and execution of this Agreement, the Optionee will deliver to the Corporation the grant representation letter set forth on Exhibit “A” hereto. Upon exercise of the Option, the Optionee will deliver to the Corporation the exercise representation letter set forth on Exhibit “B” hereto, as such Exhibit may be amended by the Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.

            8.         Rights as Shareholder. Neither Optionee nor Optionee’s executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Corporation in respect of the Stock unless and until certificates representing such Stock shall have been issued in Optionee's name.

            9.         No Right of Employment.      Neither the grant nor exercise of any Option

nor anything in the Plan or this Agreement shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ or retain any Optionee. The right of the Corporation and any other corporation to terminate any employee shall not be diminished or affected because an Option has been granted to such employee.

            10.       Mandatory Arbitration.           In the event of any dispute between the Corporation and Optionee regarding this Agreement or the Plan, the dispute and any issue as to the arbitrability of such dispute, shall be settled to the exclusion of a court of law, by arbitration in Los Angeles, California, by a panel of three arbitrators (each party shall choose one arbitrator and the third shall be chosen by the two arbitrators so selected) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of a majority of the arbitrators shall be final and binding upon the parties. All costs of the arbitration and the fees of the arbitrators shall beallocated between the parties as determined by a majority of the arbitrators, it being the intention of the parties that the prevailing party in such a proceeding be made whole with respect to its expenses.

            11.       Definitions. Capitalized terms shall have the meaning set forth in the Plan unless otherwise defined herein.

            12.       Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to such Optionee at the address maintained by the Corporation for such person or at such other address as the Optionee may specify in writing to the Corporation.

            13.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, such Optionee’s heirs and successors, and of the Corporation, its successors and assigns.

            14.       Governing Law. This Agreement shall be governed by the laws of the State of California.

            15.       Descriptive Headings. Titles to Sections are solely for informational purposes.

            16.       Application of Plan.    The Corporation has delivered and the Optionee hereby acknowledges receipt of a copy of the Plan. The parties agree and acknowledge that the Option granted hereunder is granted pursuant to the Plan and subject to the terms and provisions thereof, and the rights of the Optionee are subject to modifications and termination in certain events as provided in the Plan.

            IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be April 9, 2013.

                                                BRAZIL MINERALS, INC.,

                                                a Nevada corporation

                                                By: _____________________________

                                                Its:______________________________

                                                OPTIONEE

                                                _________________________________

                                                __ _____________________

                                                Print Name

EXHIBIT A

                                                                                    [Date]

Brazil Minerals, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, California 90212

            Re:       2013 Flexible Stock Plan.

To Whom It May Concern:

            This letter is delivered to Brazil Minerals, Inc., a Nevada corporation (the “Corporation”), in connection with the grant to ______________ (the “Optionee”) of an option (the “Option”) to purchase ___________ shares of common stock of the Corporation (the “Stock”) pursuant to the Brazil Minerals, Inc. 2013 Flexible Stock Plan (the “Plan”). The Optionee understands that the Corporation's receipt of this letter executed by the Optionee is a condition to the Corporation's willingness to grant the Option to the Optionee.

            In addition, the Optionee makes the following representations and warranties with the understanding that the Corporation will rely upon them.

            1.         The Optionee acknowledges receipt of a copy of the Plan and Agreement. The Optionee has carefully reviewed the Plan and Agreement.

            2.         The Optionee understands and acknowledges that the Option and the Stock are subject to the terms and conditions of the Plan.

            3.         The Optionee understands and agrees that, at the time of exercise of any part of the Option for Stock, the Optionee may be required to provide the Corporation with additional representations, warranties and/or covenants similar to those contained in this letter.

            5.         The Optionee is a resident of the State of ________________.

            6.         The Optionee will notify the Corporation immediately of any change in the above information which occurs before the Option is exercised in full by the Optionee.

            The foregoing representations and warranties are given on April 9, 2013,

                                                                        OPTIONEE:

                                                                        _______________________________

EXHIBIT B

                                                                                    ______________, 20__

Brazil Minerals, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, California 90212

            Re:       2013 Stock Incentive Plan

To Whom It May Concern:

            I (the “Optionee”) hereby exercise my right to purchase ________ shares of common stock (the “Stock”) of Brazil Minerals, Inc., a Nevada corporation (the “Corporation”), pursuant to, and in accordance with, the Brazil Minerals, Inc. 2013 Stock Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement (the “Agreement”) dated April 9, 2013.  As provided in such Agreement, I deliver herewith payment as set forth in the Agreement in the amount of the aggregate option exercise price.  Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name.

            The Optionee hereby represents and agrees as follows:

            1.         The Optionee acknowledges receipt of a copy of the Plan and Agreement. The Optionee has carefully reviewed the Plan and Agreement.

            2.         The Optionee is a resident of the State of __________.

            3.         The Optionee represents and agrees that if the Optionee is an “affiliate” (as defined in Rule 144 under the Securities Act of 1933) of the Corporation at the time the Optionee desires to sell any of the Stock, the Optionee will be subject to certain restrictions under, and will comply with all of the requirements of, applicable federal and state securities laws.

            The foregoing representations and warranties are given on ________ at _____________________.

                                                                        OPTIONEE:

                                                                        ____________________________